UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

VIMEO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40420	85-4334195
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

330 West 34th Street, 5th Floor, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 524-8791

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $0.01	VMEO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2023, Anjali Sud, Chief Executive Officer and director of Vimeo, Inc. (the “Company”) notified the Company of her intention to step down from her roles, effective as of August 31, 2023, to pursue another opportunity. The Company’s Board of Directors has appointed Adam Gross, one of its independent directors, to serve as Interim Chief Executive Officer beginning September 1, 2023, and has begun the process of searching for a permanent Chief Executive Officer.

On July 5, 2023, Ms. Sud and the Company entered into a memorandum of understanding concerning her transition from the Company. Under the agreement, Ms. Sud will (i) continue to receive her base annual salary ($600,000) while serving as Chief Executive Officer; (ii) be eligible to receive a discretionary bonus with a target of $400,000 (representing the full year target bonus set forth in Ms. Sud’s letter agreement with the Company dated May 4, 2022 prorated for eight months of service) to be determined by the Board of Directors and paid following her departure; and (iii) be entitled to receive two thirds of any non-discretionary bonus (for a maximum payment of $533,333) earned under Ms. Sud’s letter agreement with the Company dated March 22, 2023 based upon the achievement of certain full-year financial performance metrics in 2023 with any payment to be made in the first quarter of 2024.

On July 4, 2023, Mr. Gross and the Company entered into a letter agreement concerning his appointment. Under the letter agreement, upon the start of his service as Interim CEO on September 1, 2023, Mr. Gross will (i) receive a base annual salary of $600,000; (ii) receive an award of the number of restricted stock units (“RSUs”) equal to $600,000 divided by a Company stock price calculation provided by the letter agreement; and (iii) be entitled to earn a bonus equal to one third of any non-discretionary bonus earned under Ms. Sud’s letter agreement with the Company dated March 22, 2023 based upon the achievement of certain full-year financial performance metrics in 2023 with any payment to be made in the first quarter of 2024. The RSU award will vest monthly over 12 months, subject to his continued service with the Company. Mr. Gross’s tenure as Interim Chief Executive Officer will end on the earlier of (i) the start date for a permanent Chief Executive Officer; (ii) 12 months from Mr. Gross’s start date; or (iii) 30 days from the date that either Mr. Gross or the Company provides written notice of termination. During the transition period prior to his start date as Interim Chief Executive Officer, Mr. Gross will receive a special director fee of $100,000 for his increased time commitment in connection with onboarding that will take place between July 5, 2023 and August 31, 2023.

The foregoing summaries of the agreements with Ms. Sud and Mr. Gross do not purport to be complete and are qualified in their entirety by the full text of the agreements, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

Item 7.01	Regulation FD Disclosure.

On July 5, 2023, the Company issued a press release announcing the resignation of Anjali Sud as the Company’s Chief Executive Officer and the appointment of Adam Gross as Interim Chief Executive Officer, effective August 31, 2023 and September 1, 2023, respectively. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference. The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01	Other Events.

Effective June 30, 2023, Vimeo.com, Inc. (“Vimeo.com”), a Delaware corporation and wholly-owned subsidiary of the Company, terminated the $100 million revolving credit facility (the “Credit Facility”) under, and in accordance with the terms of, that certain Credit Agreement, dated as of February 12, 2021, among Vimeo.com, as borrower, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In connection with such termination, a letter of credit issued under the Credit Facility was cash collateralized, all other outstanding obligations were paid off in full and all liens securing the Credit Facility were released.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Vimeo, Inc., dated July 5, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIMEO, INC.

By:	/s/ Jessica Tracy
Name:	Jessica Tracy
Title:	Senior Vice President, Interim General Counsel and Secretary

Date: July 5, 2023